UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2003

Commission file number 0-02517

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-0991164
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4809 Cole Avenue, Suite 108; Dallas, Texas 75205
(Address of principal executive offices)

                                (214) 559-3933
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure; Item 12. Results of Operations and Financial Condition.

Below is a press release issued by Toreador on November 19, 2003, including in part results for the third quarter of 2003.

TOREADOR REPORTS SIGNIFICANTLY
IMPROVED THIRD-QUARTER 2003 RESULTS

Earnings per Share Climb to $0.09,
Revenues Increase 46% versus Year-Ago Quarter

        DALLAS, TEXAS – (November 19, 2003) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) today reports a significant improvement in its third-quarter 2003 financial results, with income applicable to common shares of $946,000, or $0.09 per diluted share, compared with a loss applicable to common shares of $1.3 million, or $0.13 per diluted share, for the third quarter of 2002. Operating income for the third quarter of 2003 was $2.0 million, compared with an operating loss of $461,000 for the same period last year.

        A gain related to oil and gas production hedges and lower general and administrative expenses and DD&A accounted for the increase in third-quarter 2003 operating results.

        Third-quarter 2003 revenues of $7.0 million, which include a gain related to oil and gas production hedges of $644,000, rose 46% over third-quarter 2002 revenues of $4.8 million, which included a loss of $1.1 million related to oil and gas production hedges.

        “We are pleased with the improvement in operating income compared with the year-ago period because it is partially the result of a meaningful reduction in expenses,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “As we projected earlier this year, G&A expenses in the third quarter leveled off to an expected quarterly rate of approximately $1.2 million. We anticipate this trend will continue. In addition, we saw a sizable increase in net cash provided by operating activities.

        “Toreador expects to strengthen its balance sheet by continuing to reduce senior debt and increasing stockholders’ equity,” continued Graves. “Our priority is to extinguish the revolving credit facility with Barclays Bank, plc. As a result, we are evaluating several means to provide the necessary funds to do so.”

        These alternatives include a third-party structured or bridge financing, a possible sale of additional equity or debt, and a potential sale of a portion of U.S. or French assets. The company intends to complete this action in less than 12 months and consequently has reclassified its Barclays debt, $12.2 million, as a current liability.

        During the third quarter of 2003, Toreador’s oil and gas production was 226 thousand barrels of oil equivalent (MBOE) versus third-quarter 2002 production of 265 MBOE. The decline was due to the temporary loss of producing wells in which the company has interests, as well as property sales during the last six months of 2002. Revenues from the sold properties were included in oil and gas sales for the third quarter of 2002.

        Lower oil and gas production was offset by higher commodity prices in the quarter. The company’s third-quarter 2003 average realized price rose 26% to $27.25 per barrel of oil equivalent (BOE) from $21.64 per BOE for the third quarter of 2002.

        In 2003, the company has hedged approximately 85% of its natural-gas production at about $5.00 per thousand cubic feet. In addition, Toreador has hedged approximately 50% of its international oil production at a $26.00 per barrel ceiling based on Brent crude pricing. None of the company’s domestic oil is hedged. Approximately 50% of oil and gas production on a BOE basis is hedged at an average ceiling price of approximately $26.65 per BOE.

NINE-MONTH RESULTS

        For the first nine months of 2003, Toreador reports correspondingly improved financial results. Income applicable to common shares was $2.1 million, or $0.22 per diluted share, compared with a loss applicable to common shares of $3.8 million, or $0.40 per diluted share, for the first nine months of 2002. Operating income for the first nine months of 2003 was $4.2 million, compared with an operating loss of $1.8 million for the same period last year. Higher revenues coupled with lower general and administrative expenses and DD&A primarily accounted for the increase in nine-month 2003 results compared with the year-ago period.

        Nine-month revenues were $18.5 million, which included a loss of $1.5 million related to oil and gas production hedges. Higher commodity prices more than offset lower oil and gas production in the first nine months of 2003. Revenues of $14.4 million for the first nine months of 2002 included a loss of $3.6 million related to oil and gas production hedges.

        During the first nine months of 2003, Toreador’s oil and gas production was 709 MBOE, compared with 828 MBOE for the same period last year. The company’s average realized commodity price for the first nine months of 2003 rose 33% to $27.40 per BOE from $20.57 per BOE for the first nine months of 2002.

EARNINGS GUIDANCE

        In an effort to provide investors with more meaningful guidance regarding future financial results, Toreador’s management has established the following policy: Forecasts of periodic quarterly or full-year results will be provided, affirmed, updated or rescinded when the company believes it is prudent and feasible to do so.

OPERATIONS BRIEF

Turkey

        In the shallow-water western Black Sea, Toreador has identified at least six gas prospects. The company is in the process of selecting two well locations, with drilling expected to begin in 2004 and continue in 2005. Toreador is operator and owns a 49% working interest in eight Black Sea permits. The Turkish national oil company, TPAO, holds the remaining 51% interest.

        During the first half of 2004 in the Sinop area northeast of Ankara, the company plans to re-enter a well that encountered numerous oil and gas shows when it was drilled by another operator in the late 1980s. If the initial re-entry is successful, Toreador plans two additional re-entry projects in the Sinop area. The company operates and holds a 100% working interest in six Sinop permits.

        In the Cendere Field in south central Turkey, Toreador’s development program continues. As previously disclosed, a 3D seismic survey is planned for 2004 to delineate the northeastern portion of the field and help the company determine if additional drilling locations exist on the structure. Also in 2004, the operator, TPAO, plans to drill the Cendere-20 development well. The Cendere Field, where Toreador holds a 19.6% working interest in most wells, is producing at a gross rate of 1,500 barrels of oil per day (BOPD). The company’s net interest is approximately 250 BOPD in the Cendere Field.

        The Zeynel Field, 15 miles to the southwest of Cendere, is producing at a gross rate of 300 BOPD, or approximately 25 BOPD net to the company’s interest. A re-entry of the Zeynel-6 development well unsuccessfully tested the deeper Derdere formation. Toreador has an 8.5% royalty interest in the Zeynel Field, which is operated by Aladdin Middle East.

France

        Current production from Toreador’s five 100%-owned oil fields in France is about 1,050 BOPD. Production is increasing steadily as a result of workovers completed during the quarter, and the company expects production to stabilize at approximately 1,150 BOPD. Toreador operates the four-field Neocomian complex and the Charmottes Field.

Romania

        During a recent bid round in Romania, Toreador was successful in expanding its acreage position, a result of the three-year work program the company submitted on two blocks. The terms of the work program call for the company to be 100% owner and operator of the blocks.

        The company was granted an exploration permit on the Moinesti Block, which covers 450,000 gross acres, or approximately 300,000 net acres. The block is situated about 40 miles north of Toreador’s Viperesti Block in the foothills of the Carpathian Mountains. It is contiguous with eight producing oil fields on the block and is prospective in various producing formations from 3,000 feet to 16,000 feet.

        Toreador was granted a rehabilitation permit on the 1,325-acre Fauresti Block, which offers development opportunities in the Jurassic Dogger formation at depths of approximately 8,000 feet. It is located in southwestern Romania about 90 miles west of the Viperesti Block. Since its discovery in 1970, the Fauresti Field has produced an aggregate of more than 7.6 million barrels of oil and 47 billion cubic feet of gas.

        Toreador is presently acquiring and evaluating geological and geophysical data and analyzing seismic information on the Viperesti, Moinesti and Fauresti blocks.

United States

        In the third quarter of 2003, Toreador earned revenues of $1.9 million from its U.S. oil and gas perpetual-fee mineral and royalty interest portfolio. During the first nine months of 2003, 17 wells were completed for production on the company’s mineral holdings. Currently, two wells are being drilled. The wells on Toreador’s mineral interests are drilled and completed by various operators at no cost or risk to the company.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad, West Indies. In the United States, Toreador primarily owns perpetual oil and gas mineral and royalty interests in eight states and working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional or alternative capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission (SEC). The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2002, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

_________________

CONTACTS:

Toreador Resources

Douglas W. Weir, SVP and CFO/
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

(Tables Follow)

TOREADOR RESOURCES CORPORATION
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
SELECTED FINANCIAL RESULTS	2003	2002	2003	2002
Revenues:
Oil and gas sales	$6,279	$5,800	$19,691	$17,365
Gain (loss) on commodity derivatives	644	(1,128)	(1,514)	(3,562)
Lease bonus and rentals	99	120	303	621

Total revenues	7,022	4,792	18,480	14,424
Costs and expenses:
Lease operating	2,419	1,834	5,845	5,563
Exploration and acquisition	413	263	812	712
Depreciation, depletion, and amortization	996	1,428	2,924	4,601
Reduction in force	--	--	466	--
General and administrative	1,168	1,728	4,266	5,397

Total costs and expenses	4,996	5,253	14,313	16,273

Operating income (loss)	2,026	(461)	4,167	(1,849)
Other expense	(326)	(1,533)	(289)	(3,525)
Provision (benefit) from income taxes	629	(828)	1,435	(1,861)

Net income (loss)	1,071	(1,166)	2,443	(3,513)
Less dividends on preferred shares	125	90	347	270

Income (loss) applicable to common shares	$946	$(1,256)	$2,096	$(3,783)

Basic income (loss) per share	$0.10	$(0.13)	$0.22	$(0.40)

Diluted income (loss) per share	$0.09	$(0.13)	$0.22	$(0.40)

Weighted average shares outstanding:
Basic	9,338	9,338	9,338	9,345
Diluted	10,825	9,338	9,344	9,345
SELECTED OPERATING RESULTS
Production
Oil production (MBbl)	167	186	509	589
Natural gas production (MMcf)	352	472	1,202	1,437
Equivalent production (MBOE)	226	265	709	828
Prices
Average oil price per Bbl	$27.17	$24.04	$26.35	$21.88
Average natural gas price per Mcf	4.68	2.66	5.01	2.89
Average equivalent price (per BOE)	27.25	21.64	27.40	20.57

	September 30
SELECTED BALANCE SHEET INFORMATION	2003	2002
Net cash provided by operating activities	$ 7,097	$ 1,647
Oil and gas properties, net	77,301	69,141
Total assets	89,937	85,828
Long-term debt	15,473	31,967
Stockholders' equity	34,188	29,404

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOREADOR RESOURCES CORPORATION
Date: November 20, 2003	By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO